Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher, & Flom LLP]

June 14, 2018

Five Point Holdings, LLC

25 Enterprise, Suite 300

Aliso Viejo, California 92656

Re:	Five Point Holdings, LLC
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Five Point Holdings, LLC, a Delaware limited liability company (the “Company”), in connection with the offering by the selling shareholders named in the table under the heading “Selling Shareholders” in the Registration Statement (as defined below) of up to an aggregate of 42,763,078 of the Company’s Class A Common Shares (the “Shares”). The Shares are either (i) issued and outstanding as of the date hereof (the “Outstanding Shares”), (ii) issuable pursuant to the Limited Partnership Agreement of Five Point Operating Company, LP, a Delaware limited partnership (the “OP”), dated as of October 1, 2017 (the “OP LP Agreement”), by and among Five Point Opco GP, LLC and each of the other partners thereto (such Shares, the “OP Exchange Shares”), (iii) issuable pursuant to the Second Amended and Restated Operating Agreement of The Shipyard Communities, LLC, a Delaware limited liability company (“TSC”), dated as of May 2, 2016 (the “TSC LLC Agreement”), by and among the Company, the OP and the other members thereto (such Shares, the “TSC Exchange Shares”), or (iv) issuable pursuant to the Company’s Second Amended and Restated Limited Liability Company Agreement among the members of the Company, dated as of May 15, 2017 (the “Company LLC Agreement”), upon conversion of the Company’s Class B Common Shares into Class A Common Shares (such Shares, the “Converted Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-3 of the Company relating to the Shares in the form to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act (such registration statement being hereinafter referred to as the “Registration Statement”);

(b) an executed copy of a certificate of Michael A. Alvarado, Chief Legal Officer, Vice President and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

Five Point Holdings, LLC

June 14, 2018

(c) a copy of the Company’s Certificate of Formation certified by the Secretary of State of the State of Delaware as of June 8, 2018 and certified pursuant to the Secretary’s Certificate;

(d) a copy of the Company LLC Agreement, certified pursuant to the Secretary’s Certificate;

(e) a copy of the OP LP Agreement, certified pursuant to the Secretary’s Certificate;

(f) a copy of the TSC LLC Agreement, certified pursuant to the Secretary’s Certificate; and

(g) copies of certain resolutions of the Board of Directors of the Company relating to the issuance of the Shares and related matters, adopted on March 30, 2017, May 2, 2018 and June 13, 2018, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, the OP and TSC and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company, the OP and TSC and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below, including the facts and conclusions set forth in the Secretary’s Certificate.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company, the OP, TSC and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than the Delaware Limited Liability Company Act (the “DLLCA”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. The Outstanding Shares have been duly authorized by all requisite limited liability company action on the part of the Company under the DLLCA and have been validly issued and fully paid, and, under the DLLCA, the holders of the Outstanding Shares have no obligation to make further payments for the purchase of such Outstanding Shares or contributions to the Company solely by reason of their ownership of such Outstanding Shares except for their obligation to repay any funds wrongfully distributed to them.

2. The OP Exchange Shares have been duly authorized by all requisite limited liability company action on the part of the Company under the DLLCA and, when the OP Exchange Shares are issued in accordance with the terms of the OP LP Agreement and the Company LLC Agreement in exchange for Class A Common Units of the OP (“OP Units”), including OP Units issued in exchange for Class A Units of TSC (“TSC Units”) pursuant to the

Five Point Holdings, LLC

June 14, 2018

TSC LLC Agreement and the OP LP Agreement, will be validly issued and fully paid, and the holders of the OP Exchange Shares will have no obligation to make further payments for the purchase of such OP Exchange Shares or contributions to the Company solely by reason of their ownership of such OP Exchange Shares except for their obligation to repay any funds wrongfully distributed to them.

3. The TSC Exchange Shares have been duly authorized by all requisite limited liability company action on the part of the Company under the DLLCA and, when the TSC Exchange Shares are issued in accordance with the terms of the TSC LLC Agreement and the Company LLC Agreement in exchange for TSC Units, will be validly issued and fully paid, and the holders of the TSC Exchange Shares will have no obligation to make further payments for the purchase of such TSC Exchange Shares or contributions to the Company solely by reason of their ownership of such TSC Exchange Shares except for their obligation to repay any funds wrongfully distributed to them.

4. The Converted Shares have been duly authorized by all requisite limited liability company action on the part of the Company under the DLLCA and, when the Converted Shares are issued in accordance with the terms of the Company LLC Agreement upon conversion of the Company’s Class B Common Shares, will be validly issued and fully paid, and the holders of the Converted Shares will have no obligation to make further payments for the purchase of such Converted Shares or contributions to the Company solely by reason of their ownership of such Converted Shares except for their obligation to repay any funds wrongfully distributed to them.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP